Exhibit 99.1

THORNBURG MORTGAGE REPORTS 2Q EPS OF $0.61;

DECLARES $0.68 2Q DIVIDEND

•	2Q mortgage originations of $1.4 billion, up 31% year-over-year

•	Quarterly dividend maintained at $0.68

•	Total assets increase to $49.9 billion; a 45% increase over prior year

•	Strong credit underscored by 0.05% 60-day plus delinquent loans

•	Book value of $21.27; up 1% year-over-year

Santa Fe, NM, July 20, 2006 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income for the quarter ended June 30, 2006, of $69.6 million, or $0.61 per common share, as compared to $68.5 million, or $0.70 per common share, for the quarter ended June 30, 2005.

Simultaneous with the earnings announcement, the company’s Board of Directors declared a second quarter dividend of $0.68 per common share, payable on August 16, 2006, to shareholders of record on August 4, 2006. The ex-dividend date is August 2, 2006. This dividend is unchanged from both the year-earlier period and the first quarter of 2006.

Garrett Thornburg, chairman and chief executive officer, remarked, “The difficult competitive and operating environment facing mortgage portfolio lenders has not abated, which continues to put downward pressure on our portfolio margin and in turn our earnings results. We remain confident that our earnings over the balance of the year when combined with our undistributed taxable income will be sufficient to cover the dividend at the current level. After the payment of the second quarter dividend, we have in reserve an estimated $0.24 per share of undistributed taxable income.”

Larry Goldstone, president and chief operating officer, remarked, “Mortgage spreads over our cost of funds have continued to narrow across all of our asset acquisition channels as competition for mortgage assets has further intensified. And the continued increases in short-term interest rates and flat yield curve only add to the difficult environment. Our approach to offsetting these competitive and market pressures remains the same – to grow our balance sheet using an array of asset acquisition, financing and capital strategies including effectively employing our strong capital base while still managing interest rate and credit risk.”

Mr. Goldstone continued, “Strong origination volumes combined with increased bulk loan purchases during the quarter allowed us to complete two collateralized debt obligation transactions (CDOs) through which we permanently financed $2.8 billion of ARM loans. These transactions allowed us to deploy approximately $197.6 million of freed-up capital and acquire approximately $2.2 billion in additional ARM assets. At June 30, 2006, the balance of our CDO financing had reached $14.7 billion, accounting for 31% of our balance sheet financing, which should continue to add to our profitability in future quarters.”

“Notably, one of these transactions was comprised solely of high quality Pay Option ARM loans that we acquired through bulk loan purchases during the quarter,” said Mr. Goldstone. “These ARM assets have spreads that are wider than our hybrid ARMs, and should further contribute to our future profitability. We had set a target to acquire and/or originate $4.0 billion of these assets by year end. At June 30, 2006, we had achieved 55% of that goal.”

Mr. Goldstone added, “An improvement in our stock price during the second quarter allowed us to raise common equity in the net amount of $151.9 million through our diverse capital-raising programs at an average net price of $27.60. Going forward, given the extraordinarily tight spread environment, rate of return opportunities are lower than they have been previously and we may consider utilizing other lower cost, long-term capital sources to support future earnings and balance sheet growth.”

Mr. Goldstone concluded, “In the near term it is likely that spreads on high quality assets will remain tight and that the interest rate environment will remain difficult. Despite these challenges, we continue to implement strategies to improve our portfolio margin and keep the dividend intact. However, should these strategies prove unsuccessful or if we do not see a positive change in the mortgage spread or interest rate environment, it is likely that our earnings level in 2007 will continue to lag the current dividend level, and that we may need to realign the dividend to be more consistent with our earnings performance.”

Origination Activity

Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “Year-to-date loan origination activity remained quite strong, increasing 27% over the first half of 2005, and totaling $2.9 billion at June 30, 2006. Loan originations for the second quarter totaled $1.4 billion. Moreover, our prospects for third quarter closings remain strong. At June 30, 2006, our origination pipeline totaled $839.8 million, up 24% from the year ago period and up 1% from the first quarter. We are currently ahead of our $5.5 billion origination target for the year and fully expect to meet it by year-end despite the declining loan origination market.”

Mr. Badal added, “The continuing strength of our loan origination business can be primarily attributed to the addition of new correspondent relationships. Our correspondent relationships have increased 41% year-over-year and we now have 269 correspondent partners approved to originate loans to our pricing and underwriting requirements. Because of our proven expertise in underwriting and funding jumbo and super-jumbo ARMs, the average correspondent loan amount has continued to trend higher as we continue to attract this business, increasing 34% in the first half of 2006 to $805,014 compared to the same period last year. Based on the latest mortgage industry origination statistics, we have become the nation’s 16th largest correspondent lender.”

“Additionally, our broker channel is now operational and the initial feedback on our fully paperless, leading-edge and Internet-based platform has been extremely positive,” remarked Mr. Badal. “We remain confident that as this channel grows, it will become a tremendous source of higher yielding loans for the company. We are also encouraged by the initial success of a proactive customer retention program that focuses on borrowers who are likely to enter into another mortgage transaction. This activity combined with our loan modification program has accounted for the majority of our retail channel loan production for the first half of 2006, which collectively totaled $421.6 million. Over time, as we expand our customer base, we expect to continue growing our retention and referral business. Our loan servicing portfolio grew 31% over the year ago period to $10.6 billion, and now represents 19,526 customers.”

The credit quality of the company’s originated and bulk purchased loans has remained exceptional. At June 30, 2006, the company’s 60-day plus delinquent loans and real estate owned were only 0.05% of its $18.7 billion portfolio of securitized and unsecuritized loans, down from 0.07% at March 31, 2006, and significantly below the industry’s conventional and prime ARM loan delinquency ratios of 2.21% and 0.76%, respectively. At June 30, 2006, loan loss reserves totaled $11.8 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio. The company has not realized a loan loss on its originated and bulk purchased loans in the past 18 quarters, and has experienced cumulative credit losses of only $174,000 on loans it has originated or acquired since 1997.

Second Quarter Results

In the second quarter, net income earned was $69.6 million, up 2% from $68.5 million a year ago. Net interest income was $80.2 million compared to $80.9 million, or 1% less than a year ago. Clarence Simmons, senior executive vice president and chief financial officer, commented, “While net interest income declined by $0.11 per share from the previous quarter in response to declining portfolio spreads, we did benefit from tighter spreads and rising rates as evidenced by a $9.1 million net gain ($0.07 per share on a performance fee adjusted basis) on our pipeline of mortgage loan commitments and offsetting pipeline hedging transactions. During the quarter, we acquired $1.3 billion of whole loans through bulk purchases, in addition to the $1.4 billion of loans we originated through proprietary channels in order to profitably grow the portfolio by permanently financing and leveraging these assets at a higher multiple through CDO transactions. Additionally, we had a bulk loan pipeline totaling $1.2 billion at June 30, 2006.”

Operating expenses as a percentage of average assets decreased to 0.19% at June 30, 2006 from 0.29% at June 30, 2005, among the lowest in the industry. Book value was $21.27 per share, up 1% from $21.09 a year ago. Return on equity for the second quarter was 11.6% compared to 13.7% for the year ago period, reflecting the continued tight margin environment.

The portfolio yield during the second quarter increased to 5.02% from 4.89% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 4.48% from 4.22% in the first quarter. This resulted in an average portfolio margin of 0.69% for the quarter compared to 0.83% for the quarter ended March 31, 2006.

Mr. Simmons commented, “Fierce competition for mortgage assets has driven spreads even tighter on new asset acquisitions and the yield curve continued to flatten. As a result, spreads on new hybrid ARM assets and our increased CDO issuance have put downward pressure on our portfolio margin. Further, we added an incremental $1.4 billion in new interest rate swap agreements above that required by asset acquisitions completed during the quarter to further protect ourselves from a continuation of rising interest rates as currently reflected in the forward yield curve.”

Mr. Simmons continued, “During the quarter, our portfolio duration increased from five months to six months largely as a result of the increase in duration of the hybrid ARMs in response to rising rates and slowing prepayments. At June 30, 2006, the quarterly Constant Prepayment Rate (CPR) averaged 15.0%, up slightly from 14.7% CPR in the previous quarter.”

Mr. Simmons concluded, “Our ability to raise capital and execute CDO transactions during the quarter drove asset growth. The company’s ARM portfolio increased by 43% over the past 12 months, and 8% during the second quarter of 2006, ending the quarter with $48.5 billion of ARM assets. During the quarter, the company acquired or originated $5.8 billion of new mortgage assets at an average purchase price of 100.2%. At June 30, 2006, the unamortized cost basis at which we held our ARM assets was 100.6%, down from 100.7% in the prior quarter. This premium represents a historic low and will reduce our prepayment exposure should refinance activity pick up in the future.”

The company continues to maintain strong credit quality. At June 30, 2006, ARM assets rated “AAA” or “AA” comprised 97.5% of the ARM portfolio. AAA- and AA-rated purchased ARM securities represented 46.1% of ARM assets. Another 36.9% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans, which represent securities where the company has purchased 100% of the securitized mortgage loans from other sellers, comprised 14.5% of ARM assets. The company has retained the credit risk associated with the ownership of these purchased securitized loans and has a reserve for loan losses in the form of a non-accretable discount of $15.3 million, or 0.20% of the balance of these securities.

The company will host a dial-in conference call on Friday, July 21, 2006 at 10:30 a.m. EDT, to discuss second quarter results. The teleconference dial-in number is (800) 553-

5260. A replay of the call will be available beginning at 2:00 p.m. EDT on July 21, 2006 and ending at 11:59 p.m. EDT on July 28, 2006. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 834113. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company’s Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company’s Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount related to dividends being reinvested and a 1% discount on direct stock purchases through the Plan.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $49.9 billion in high quality mortgage assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit. We invite you to visit the company’s website at www.thornburgmortgage.com.

Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except per share data)

	June 30, 2006	December 31, 2005
ASSETS

ARM Assets:
Purchased ARM Assets:
ARM securities, net	$22,618,689	$20,295,504
Purchased Securitized Loans, net	7,221,812	6,839,004

Purchased ARM Assets	29,840,501	27,134,508

ARM Loans:
Securitized ARM Loans, net	3,053,181	3,310,717
ARM Loans Collateralizing CDOs, net	14,993,189	10,396,961
ARM loans held for securitization, net	605,240	641,843

ARM Loans	18,651,610	14,349,521

ARM Assets	48,492,111	41,484,029
Cash and cash equivalents	32,034	147,228
Restricted cash and cash equivalents	14,171	26,982
Hedging Instruments	919,251	493,074
Accrued interest receivable	301,272	230,479
Other assets	152,082	125,949

	$49,910,921	$42,507,741

LIABILITIES

Reverse repurchase agreements	$23,659,419	$23,390,079
Asset-backed CP	7,597,000	4,990,000
CDOs	14,724,408	10,254,334
Whole loan financing facilities	415,857	404,827
Senior Notes	305,000	305,000
Subordinated Notes	240,000	190,000
Hedging Instruments	192,993	71,085
Payable for securities purchased	34,027	463,906
Accrued interest payable	147,414	107,541
Dividends payable	2,037	73,132
Accrued expenses and other liabilities	70,444	50,751

	47,388,599	40,300,655

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share; 8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $122,245 and $115,745, respectively; 7,230,000 shares authorized, 4,890,000 and 4,630,000 shares issued and outstanding, respectively	117,916	111,535
Common Stock: par value $0.01 per share; 492,748,000 shares authorized, 113,047,000 and 104,775,000 shares issued and outstanding, respectively	1,130	1,048
Additional paid-in-capital	2,458,975	2,235,435
Accumulated other comprehensive loss	(123,460)	(147,517)
Retained earnings	67,761	6,585

	2,522,322	2,207,086

	$49,910,921	$42,507,741

THORNBURG MORTGAGE, INC.

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest income from ARM assets and cash equivalents	$579,542	$330,909	$1,103,298	$638,879
Interest expense on borrowed funds	(499,302)	(250,021)	(934,437)	(474,913)

Net interest income	80,240	80,888	168,861	163,966

Servicing income, net	3,522	3,021	7,640	5,625
Gain (loss) on ARM assets, net	(65)	5,923	(279)	7,568
Gain on Derivatives, net	9,135	1,776	15,617	3,098

Net non-interest income	12,592	10,720	22,978	16,291

Provision for credit losses	(505)	(180)	(1,005)	(589)
Management fee	(6,037)	(5,045)	(11,840)	(9,751)
Performance fee	(7,165)	(9,779)	(16,228)	(19,814)
Long-term incentive awards	(3,203)	(3,223)	(6,523)	(4,651)
Other operating expenses	(6,272)	(4,851)	(14,172)	(9,466)

NET INCOME	$69,650	$68,530	$142,071	$135,986

Net income	$69,650	$68,530	$142,071	$135,986
Dividends on Preferred Stock	(2,422)	(1,414)	(4,772)	(1,514)

Net income available to common shareholders	$67,228	$67,116	$137,299	$134,472

Earnings per common share:
Net income	$0.61	$0.70	$1.26	$1.42

Average number of shares outstanding	110,992	96,565	108,618	94,869

Dividends declared per common share	$0.68	$0.68	$1.36	$1.36

Noninterest expense as a percentage of assets	0.19%	0.29%	0.21%	0.29%

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